Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-27621, 333-89824, 333-125302, 333-27623, 333-40767, 333-120185, 333-151963, 333-167089 and 333-207857) of The E.W. Scripps Company of our report dated January 14, 2019, except for the change in the manner in which EPI Preferred, LLC accounts for goodwill discussed in Note 1 to the consolidated financial statements, as to which the date is July 16, 2019 relating to the financial statements of EPI Preferred, LLC, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Spartanburg, South Carolina
July 16, 2019